UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2007

SIRVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31902	52-2070058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Oakmont Lane
Westmont, Illinois 60559

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code): (630) 570-3000

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 13, 2007, North American International Holding Corporation, a Delaware corporation, SIRVA Holdings Limited, a UK limited company, and Pierre Finance Nederland Renting BV, a company incorporated in The Netherlands (collectively, the “Sellers” and each individually, a “Seller”), and SIRVA Worldwide, Inc., a Delaware corporation, as the Sellers’ guarantor, each a wholly-owned  subsidiary of SIRVA, Inc. (“SIRVA”), entered into an Agreement (the “Agreement”) with Transeuro Amertrans International Holdings BV, a company incorporated in The Netherlands (the “Buyer”), and Zenic International Holdings Limited, a company incorporated in the British Virgin Islands, as Buyer’s guarantor.

Pursuant to the Agreement, the Sellers will sell SIRVA’s Continental European moving services operations in Sweden, Norway, Denmark, The Netherlands, Luxembourg, Switzerland, Germany, Poland, Czech Republic, Hungary, Russia and, subject to acceptance of the Offer (as defined below), France and Belgium, for a purchase price of approximately $10 million (the “Transaction”).  Specifically, the Sellers will sell to the Buyer all of the issued and outstanding shares of capital stock of Allied Arthur Pierre SA, Allied Pickfords BV, Allied Pickfords KeS Kft, Allied Pickfords Polska Sp. Zoo, Allied Pickfords sro, Allied Varekamp BV, SIRVA Deutschland GmbH, Scanvan Holding AB and SIRVA S.A.  The purchase price will be increased by the amount of cash and decreased by the amount of external debt of each of the transferred companies at the closing of the Transaction.  In addition, the purchase price is subject to a working capital adjustment to the extent the transferred companies’ aggregate modified working capital differs from a target working capital by $300,000 or more at closing.

Under the Agreement, the Sellers have agreed to indemnify the Buyer for any fines, claims or liabilities incurred in connection with certain regulatory investigations, subject to a maximum of $5 million.  The limitation does not apply if liability is incurred by the transferred businesses as a result of them being held jointly and severally liable for financial sanctions imposed on companies within the SIRVA group that have not been transferred to the Buyer.  The Sellers have also agreed to comply with a three year non-compete covenant in the above listed countries, subject to an exception for “Pickfords” branded business originating in the United Kingdom.  The Transaction is not subject to any closing conditions and is expected to be completed by the end of March 2007.

In connection with the Agreement, Allied Van Lines Inc., a subsidiary of SIRVA, will enter into authorized representative agreements pursuant to which the Buyer or affiliates of the Buyer will become an Allied network representative in the above listed countries.  Under these representative agreements, the Buyer would have the right to use the Allied trademark and pay an annual license fee to Allied Van Lines Inc. of $1.45 million, which fee would increase by 5% each year for five years.  Also, during the term of the agreements, Allied Van Lines Inc. will be subject to a non-compete covenant in the above listed countries and may not license the Allied trademark to other third parties providing moving and storage services in the listed countries.  The parties will also enter into a transitional services agreement to facilitate a transition of the businesses following completion of the Transaction.

In addition, the Buyer has made an irrevocable offer to purchase SIRVA’s moving services operations in France, operated by SIRVA France S.A.S, and Belgium, operated by

Allied Arthur Pierre NV (the “Offer”).  The Offer is conditional on the satisfaction of certain employee consultation requirements in those countries, and may be accepted by the Sellers within ten business days after the satisfaction of the requirements.  If the Sellers are unable to satisfy the consultation requirements and accept the Offer by May 15, 2007, the Offer will lapse.  If the Sellers accept the Offer, the parties would enter into an Amended and Restated Agreement to include the sale of the Belgian business and/or the stock of SIRVA France S.A.S., as applicable.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of the Agreement, which will be filed by SIRVA as an exhibit to its quarterly report on Form 10-Q for the quarter ending March 30, 2007.

Item 8.01.  Other Events.

On March 14, 2007, SIRVA issued a press release with respect to the Transaction.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)          Exhibits

99.1	Press release dated March 14, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRVA, INC.
Date: March 16, 2007
	By:	/s/ Eryk J. Spytek
	Name:	Eryk J. Spytek
	Title:	Senior Vice President, General Counsel & Secretary

Exhibit Index

Exhibit	Description
99.1	Press release dated March 14, 2007.